Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-251529

Prospectus Supplement No. 2

(To Prospectus dated January 12, 2021)

OPENDOOR TECHNOLOGIES INC.

This prospectus supplement updates, amends and supplements the prospectus dated January 12, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-251529). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on February 11, 2021, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Opendoor Technologies Inc.’s common stock and warrants are quoted on the Nasdaq Global Select Market under the symbols “OPEN” and “OPENW,” respectively. On February 9, 2021, the closing prices of our common stock and warrants were $31.10 and $17.60, respectively.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 11, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 11, 2021 (February 9, 2021)

Opendoor Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39253	98-1515020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 N. Scottsdale Road, Suite 1600

Tempe, Arizona 85281
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (415) 896-6737

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	OPEN	Nasdaq Global Select Market
Warrants	OPENW	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On February 9, 2021, Opendoor Technologies Inc. (the “Company”) completed an underwritten public offering (the “Offering”) of 28,536,888 shares (the “Firm Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”), dated February 4, 2021, with Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, as representatives (the “Representatives”) of the several underwriters named therein. On February 9, 2021, the Representatives exercised in full the option granted to them in the Underwriting Agreement to purchase up to 4,280,533 additional shares (the “Option Shares”) of Common Stock, and the sale of the Option Shares was completed on February 11, 2021. In total, including the Firm Shares and the Option Shares, the Company sold 32,817,421 shares of its Common Stock at a public offering price of $27.00 per share for a total offering size of approximately $886.1 million.

The shares of Common Stock in the Offering were offered on a prospectus filed as part of the Registration Statement on Form S-1 (Commission File No. 333-252666), which was declared effective by the Securities and Exchange Commission on February 4, 2021, as amended by the Registration Statement on Form S-1 (Commission File No. 333-252748), filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, on February 4, 2021. The Company received aggregate proceeds from the Offering of approximately $859.5 million (net of underwriting discounts and commissions).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPENDOOR TECHNOLOGIES INC.

Date: February 11, 2021	By:	/s/ Carrie Wheeler
Carrie Wheeler
Chief Financial Officer